Exhibit 99.1

Contact:	Graham Smith — Chief Financial Officer
Robin Goodstein — Investor Relations
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

FOR IMMEDIATE RELEASE
Thursday, April 3, 2003

ADVENT SOFTWARE ANNOUNCES
ANTICIPATED FIRST QUARTER REVENUE

San Francisco, CA, April 3, 2003 - Advent Software, Inc. (NASDAQ: ADVS) today announced that it expects total revenue of approximately $33 million for the quarter ended March 31, 2003.  Total first quarter revenue is expected to comprise approximately 25 percent license and development fees, 66 percent maintenance and other recurring and 9 percent professional services. The company anticipates that first quarter expenses will be significantly below prior estimates for total cost of revenues, sales and marketing, product development and general and administrative.

“During the first quarter we continued to see very tough market conditions.  Large contracts were difficult to close and our European business continued to be very weak,” said Peter M. Caswell, President and Chief Executive Officer of Advent Software.

“Nevertheless, we do see positive indications that our strategy is on target.  For example, we added a record number of Geneva clients during the quarter, and new bookings for recurring revenue were stronger than anticipated” concluded Caswell.

Advent will hold a brief conference call at 5:00 p.m. Eastern Time today, April 3, 2003, to discuss its first quarter estimates. The dial-in number is (973) 582-2700. If you are unable to listen to the call at this time, a replay will be available by calling (973) 341-3080, passcode 3842606.  A transcript of the call will also be made available on the company’s website.

These preliminary results are based on management’s initial analysis of operating results.  Advent is scheduled to release its final first quarter results of operations and to hold a conference call on Tuesday, April 15, 2003, after the market closes.

ABOUT ADVENT

Advent Software, Inc. has been providing trusted solutions to the world’s leading professional money managers since 1983.  Advent’s quality software, data, services and tools enable managers to improve service and communication to their clients, allowing them to grow their business while controlling costs.  Advent’s common stock is traded on the NASDAQ National Market under the symbol ADVS.

This release contains forward-looking statements about our expected revenue and expenses for the first quarter of fiscal 2003.  These statements are subject to risks and uncertainties, including potential discrepancies between management’s initial estimates and the final operating results for the quarter and the risk that actual results for the first quarter may not meet our current estimates.  Further risks are detailed from time to time in Advent’s SEC reports, including its Form 10-K Report for 2002 and Form 10-Q filings.

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